EXHIBIT 99.1

FOR FURTHER INFORMATION CONTACT:

Investor Relations 847-607-2012

STERICYCLE, INC. REPORTS RESULTS

FOR THE SECOND QUARTER AND YEAR TO DATE 2017

Lake Forest, Illinois, August 3, 2017—Stericycle, Inc. (NASDAQ:SRCL) today reported financial results for the second quarter and year to date 2017.

SECOND QUARTER HIGHLIGHTS COMPARED TO PRIOR YEAR:

•	Revenues of $917.7 million, an increase of 2.9%, including a 1.3% unfavorable impact from foreign exchange
•	Gross profit of $381.8 million, an increase of 1.1%
•	Reached proposed settlement of class action lawsuit of $295.0 million to reduce uncertainty and expense of continued litigation
•	Loss per share of $1.74, due primarily to the impact of the proposed class action settlement, and Adjusted earnings per share (“Adjusted EPS”) of $1.15

SECOND QUARTER RESULTS

Revenues for the quarter ended June 30, 2017 were $917.7 million, an increase of 2.9% from $891.6 million in the second quarter of last year. Acquisitions contributed approximately $8.6 million to the increase in revenues. Divestitures reduced revenues by $0.8 million. On a constant currency basis, revenues increased 4.2% compared to the second quarter of last year after adjusting for unfavorable foreign exchange impacts of $12.1 million. Organic revenues increased 3.4%, or 4.1% when adjusted for Manufacturing and Industrial Services. See Tables 1-A, 1-B and 1-C.

Gross profit was $381.8 million, an increase of 1.1% from $377.6 million in the second quarter of last year. Gross profit as a percentage of revenues was 41.6% compared to 42.4% in the second quarter of last year. Adjusted gross profit was $381.8 million, an increase of 1.0% from $378.2 million in the second quarter of last year. Adjusted gross profit as a percentage of revenues was 41.6% compared to 42.4% in the second quarter of last year. See Table 2.

“This quarter we continued to see strong performance from our Secure Information Destruction Services and Communication and Related Services.  We also reached a preliminary settlement to the small quantity medical waste customer class action lawsuit,” said Charlie Alutto, President and Chief Executive Officer. “This preliminary settlement not only reduces the uncertainty and expense of continued litigation, it is an important step toward putting this matter behind us and allowing our team to focus on our customers and the growth of our business.”

Loss per share was $1.74, due primarily to the impact of the proposed class action settlement, compared to earnings per share of $0.43 in the second quarter of last year. Adjusted EPS was $1.15 compared to $1.18 in the second quarter of last year. See Tables 3 and 4.

As previously reported, the Company has reached a preliminary resolution with the plaintiffs in a proposed settlement of the class action litigation In re: Stericycle, Inc., Steri-Safe Contract Litigation, Case No. 1:13-cv-05795 (N.D. Ill.). Under the proposed settlement terms, the Company will establish a common fund of $295.0 million from which will be paid all compensation to members of the settlement class, attorneys’ fees to class counsel, incentive awards to the named class representatives and all costs of notice and administration. The Company’s existing contracts with its customers will remain in force, while the Company will also establish guidelines for future price increases as part of the settlement. The Company is admitting no fault or wrongdoing, and is entering into this settlement to avoid the cost and uncertainty of litigation. In connection with the proposed settlement, which remains subject to court approval of a final agreement, the Company recorded a charge of $295.0 million in the second quarter ended June 30, 2017.

FIRST SIX MONTHS HIGHLIGHTS COMPARED TO PRIOR YEAR:

•	Revenues of $1.81 billion, an increase of 2.5%, including a 1.2% unfavorable impact from foreign exchange
•	Gross profit of $750.4 million, an increase of 0.8%
•	Loss per share of $1.12, due primarily to the impact of the proposed class action settlement of $295.0 million, and Adjusted EPS of $2.25

FIRST SIX MONTHS RESULTS

Revenues for the six months ended June 30, 2017 were $1.81 billion, an increase of 2.5% from $1.77 billion in the same period last year. Acquisitions contributed approximately $18.6 million to the increase in revenues. Divestitures reduced revenues by $1.5 million. On a constant currency basis, revenues increased 3.7% compared to the first six months of last year after adjusting for unfavorable foreign exchange impacts of $21.8 million. Organic revenues increased 2.8%, or 3.9% when adjusted for Manufacturing and Industrial Services. See Tables 1-A, 1-B and 1-C.

Gross profit was $750.4 million, an increase of 0.8% from $744.2 million in the same period last year. Gross profit as a percentage of revenues was 41.5% compared to 42.1% in the same period last year. Adjusted gross profit was $750.4 million, an increase of 0.7% from $745.0 million in the same period last year. Adjusted gross profit as a percentage of revenues was 41.5% compared to 42.2% in the same period last year. See Table 2.

Loss per share was $1.12, due primarily to the impact of the proposed class action settlement, compared to earnings per share of $1.21 in the same period last year. Adjusted EPS was $2.25 compared to $2.29 in the same period last year. See Tables 3 and 4.

Cash flow from operations for the six months ended June 30, 2017 was $237.1 million, a decrease of 3.4% from $245.4 million in the same period last year.

CONFERENCE CALL INFORMATION

We will hold a conference call on August 3, 2017 at 4:00 p.m. Central time – Dial 866-516-6872 at least 5 minutes before start time. A replay will be available for 30 days by dialing 855-859-2056 or 404-537-3406, access code 92841882. To hear a live simulcast of the call or access the audio archive, visit the investor relations page on www.stericycle.com.

PRESENTATION AND DISCUSSION OF NON-GAAP INFORMATION

The Company reports its financial results in compliance with U.S. Generally Accepted Accounting Principles (“GAAP”), and supplementally provides certain non-GAAP financial measures to provide additional information based on measures that management uses to operate the Company’s business and to remove the impact of certain items that, in management’s view, do not reflect the Company’s underlying operating performance. These non-GAAP measures are also used to evaluate senior management and are a factor in determining their performance-based compensation.

Adjusted EPS, Adjusted net income attributable to Stericycle common shareholders, Adjusted gross profit, and Adjusted revenues are described in the Reconciliation of Certain Non-GAAP Measures section of this document.

We present our change in revenues separately to show the impact of foreign currency, acquisitions, and divestitures because we believe that exclusion of these items better represents the Company’s underlying business trends, including organic revenue changes. We also present revenues excluding Manufacturing and Industrial Services (“M&I”) which allow for visibility to a revenue stream that has shown greater volatility than our other service lines.

For the purpose of evaluating operating performance, we present our financials to show the impact of certain acquisition-related items in our adjusted earnings. These adjustments include acquisition and integration expenses, intangible amortization expense, and the change in fair value of contingent consideration. This allows for comparison of period over period results without the impact of acquisition-related items. Further, we show the impact of certain other items in our adjusted earnings to allow for period over period comparison of results without the impact of items that may not occur each year and, if so, are due to different factors. For the periods presented, these adjustments include litigation and professional services expenses, restructuring, plant conversion and other related expenses, and contract exit expenses, and asset impairment charges and loss on disposal of assets held for sale.

For the purpose of calculating the ultimate EPS impact of our mandatory convertible preferred stock, we show the impact by excluding the mandatory convertible preferred stock dividend and using the “if-converted” method of share dilution. This provides the reader insight to how our diluted share count will be affected after these preferred shares are converted to common shares.

These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial results, but should be read in conjunction with the unaudited condensed consolidated statement of (loss) income and other information presented herein. The non-GAAP financial measures in the press release may differ from similar measures used by other companies. A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP measure is included in the accompanying tables.

RECONCILIATION OF CERTAIN NON-GAAP MEASURES

Table 1 – A: RECONCILIATION OF REVENUES TO ADJUSTED REVENUES – THREE MONTHS ENDED

	Three Months Ended June 30,
	In millions			Percentage Change (%)
Global Revenues Details by Service	2017	2016	Change	Organic	Acquisitions, Net of Divestiture	Foreign Exchange	Total
Regulated Waste and Compliance Services	$512.3	$523.3	$(11.0)	(1.1%)	0.2%	(1.2%)	(2.1%)
Secure Information Destruction Services	212.4	190.5	21.9	9.7%	3.2%	(1.5%)	11.5%
Communication and Related Services	102.9	82.5	20.3	24.3%	1.7%	(1.3%)	24.6%
Manufacturing and Industrial Services	90.1	95.2	(5.1)	(2.7%)	(0.8%)	(1.9%)	(5.4%)
Total Revenues, as Reported	917.7	891.6	26.1	3.4%	0.9%	(1.3%)	2.9%
Less: Manufacturing and Industrial Services	(90.1)	(95.2)
Total Revenues, as Adjusted	$827.6	$796.4	$31.2	4.1%	1.1%	(1.3%)	3.9%

Domestic and Canada revenues	$737.7	$696.8	$40.9	5.1%	1.0%	(0.2%)	5.9%
International revenues	180.1	194.9	(14.8)	(2.7%)	0.4%	(5.3%)	(7.6%)
Total Revenues, as Reported	$917.7	$891.6	$26.1	3.4%	0.9%	(1.3%)	2.9%

Table 1 – B: RECONCILIATION OF REVENUES TO ADJUSTED REVENUES – SIX MONTHS ENDED

	Six Months Ended June 30,
	In millions			Percentage Change (%)
Global Revenues Details by Service	2017	2016	Change	Organic	Acquisitions, Net of Divestiture	Foreign Exchange	Total
Regulated Waste and Compliance Services	$1,023.5	$1,029.9	$(6.4)	0.2%	0.3%	(1.1%)	(0.6%)
Secure Information Destruction Services	416.5	375.2	41.3	8.9%	3.5%	(1.4%)	11.0%
Communication and Related Services	196.4	170.5	25.9	15.0%	1.4%	(1.2%)	15.2%
Manufacturing and Industrial Services	173.8	190.3	(16.5)	(6.1%)	(0.8%)	(1.7%)	(8.7%)
Total Revenues, as Reported	1,810.1	1,765.8	44.3	2.8%	1.0%	(1.2%)	2.5%
Less: Manufacturing and Industrial Services	(173.8)	(190.3)
Total Revenues, as Adjusted	$1,636.4	$1,575.5	$60.8	3.9%	1.2%	(1.2%)	3.9%

Domestic and Canada revenues	$1,448.5	$1,382.9	$65.6	3.7%	1.1%	(0.0%)	4.7%
International revenues	361.6	382.9	(21.2)	(0.5%)	0.6%	(5.6%)	(5.5%)
Total Revenues, as Reported	$1,810.1	$1,765.8	$44.3	2.8%	1.0%	(1.2%)	2.5%

Table 1 – C: DISAGGREGATED REVENUES CHANGE

In millions
	Three Months Ended June 30, 2017	Six Months Ended June 30, 2017
Organic	$30.4	$49.0
Acquisitions	8.6	18.6
Divestiture	(0.8)	(1.5)
Foreign exchange	(12.1)	(21.8)
Total Change	$26.1	$44.3

Table 2: RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT

In millions
	Three Months Ended June 30,				Six Months Ended June 30,
	2017		2016		2017		2016
	$	% of Revenues	$	% of Revenues	$	% of Revenues	$	% of Revenues
Gross Profit, as Reported	$381.8	41.6%	$377.6	42.4%	$750.4	41.5%	$744.2	42.1%
Plant conversion and other related expenses	-	0.0%	0.5	0.1%	-	0.0%	0.8	0.0%
Gross Profit, as Adjusted	$381.8	41.6%	$378.2	42.4%	$750.4	41.5%	$745.0	42.2%

Table 3: RECONCILIATION OF NET (LOSS) INCOME ATTRIBUTABLE TO STERICYCLE COMMON SHAREHOLDERS TO ADJUSTED NET INCOME ATTRIBUTABLE TO STERICYCLE COMMON SHAREHOLDERS

In millions, except share and per share data
	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net (Loss) Income Attributable to Stericycle, Inc. Common Shareholders, as Reported	$(148.8)	$37.3	$(95.4)	$104.0
Adjustments:
Intangible amortization expense	29.5	50.9	58.6	69.2
Acquisition and integration expenses	23.7	25.2	43.6	47.4
Litigation and professional services expenses	304.4	2.7	308.1	4.0
Restructuring, plant conversion and other related expenses, and contract exit expenses	5.1	13.6	7.5	13.9
Asset impairment charges and loss on disposal of assets held for sale	12.7	-	13.2	-
Change in fair value of contingent consideration	-	-	0.4	(2.6)
Add back convertible preferred stock dividend	9.2	10.0	18.5	20.1
Total Adjustments	384.6	102.4	449.8	152.0
Tax effect of above adjustments (a)	(132.1)	(31.9)	(151.3)	(46.8)
Net Income Attributable to Stericycle, Inc. Common Shareholders, as Adjusted	$103.8	$107.8	$203.1	$209.1
(Loss) Earnings Per Share - Diluted, as Reported	$(1.74)	$0.43	$(1.12)	$1.21
Earnings Per Share - Diluted, as Adjusted	$1.15	$1.18	$2.25	$2.29
Weighted average number of common shares outstanding - diluted	85,271,699	85,760,686	85,246,105	85,798,892
Additional dilution under if-converted method	5,151,160	5,624,138	5,207,080	5,637,758
Weighted average number of common shares outstanding under if-converted method - diluted	90,422,859	91,384,824	90,453,185	91,436,650

(a)	The tax effect of the adjustments is calculated based on applying the tax rate for the jurisdictions in which the adjustment occurred for the respective periods.

Table 4: RECONCILIATION OF (LOSS) EARNINGS PER SHARE TO ADJUSTED EPS

	Three Months Ended June 30,				Six Months Ended June 30,
			Change				Change
	2017	2016	$	%	2017	2016	$	%
(Loss) Earnings per Share, as Reported	$(1.74)	$0.43	$(2.17)	nm	$(1.12)	$1.21	$(2.33)	nm
Intangible amortization expense	0.23	0.39			0.45	0.52
Acquisition and integration expenses	0.17	0.19			0.32	0.36
Litigation and professional services expenses	2.30	0.02			2.33	0.03
Restructuring, plant conversion and other related expenses, and contract exit expenses	0.05	0.11			0.07	0.11
Asset impairment charges and loss on disposal of assets held for sale	0.10	-			0.11	-
Change in fair value of contingent consideration	-	-			0.01	(0.03)
Add back convertible preferred stock dividend	0.11	0.12			0.22	0.24
Impact of all adjustments under if-converted method	(0.07)	(0.08)			(0.14)	(0.15)
Earnings Per Share - Diluted, as Adjusted	$1.15	$1.18	$(0.03)	(2.5%)	$2.25	$2.29	$(0.04)	(1.7%)
Weighted average number of common shares outstanding under if-converted method - diluted	90,422,859	91,384,824			90,453,185	91,436,650
nm - Percentage change is not meaningful.

For more information about Stericycle, please visit our website at www.stericycle.com.

Safe Harbor Statement: This press release may contain forward-looking statements that involve risks and uncertainties, some of which are beyond our control (for example, general economic and market conditions). Our actual results could differ significantly from the results described in the forward-looking statements. Factors that could cause such differences include changes in governmental regulation of the collection, transportation, treatment and disposal of regulated waste or the proper handling and protection of personal and confidential information, completion and court approval of the proposed resolution of the class action litigation, increases in transportation and other operating costs, the level of governmental enforcement of regulations governing regulated waste collection and treatment or the proper handling and protection of personal and confidential information, our obligations to service our substantial indebtedness and to comply with the covenants and restrictions contained in our private placement notes, term loan credit facility and revolving credit facility, our ability to execute our acquisition strategy and to integrate acquired businesses, competition and demand for services in the regulated waste and secure information destruction industries, political, economic and currency risks related to our foreign operations, impairments of goodwill, intangibles or other long-lived assets, variability in the demand for services we provide on a project or non-recurring basis, exposure to environmental liabilities, fluctuations in the price we receive for the sale of paper, the outcome of pending or future litigation, disruptions in or attacks on our information technology systems, compliance with existing and future legal and regulatory requirements, as well as other factors described in our filings with the U.S. Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K and subsequent Forms 10-Q. As a result, past financial performance should not be considered a reliable indicator of future performance, and investors should not use historical trends to anticipate future results or trends. We make no commitment to disclose any subsequent revisions to forward-looking statements.

STERICYCLE, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

In thousands
	June 30, 2017	December 31, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$44,191	$44,189
Accounts receivable, net	639,611	634,902
Prepaid expenses	66,907	46,214
Assets held for sale	8,797	9,134
Other current assets	36,608	39,179
Total Current Assets	796,114	773,618
Property, plant and equipment, net	733,770	723,894
Goodwill	3,637,182	3,591,020
Intangible assets, net	1,839,434	1,861,973
Other assets	30,997	29,556
Total Assets	$7,037,497	$6,980,061

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of long-term debt	$111,400	$72,822
Accounts payable	150,043	152,881
Accrued liabilities	561,129	228,526
Deferred revenues	19,239	17,902
Liabilities held for sale	2,094	2,858
Other current liabilities	71,328	67,864
Total Current Liabilities	915,233	542,853

Long-term debt, net	2,749,818	2,877,315
Deferred income taxes	513,949	645,371
Other liabilities	97,681	98,136
Equity:
Preferred stock	7	7
Common stock	853	852
Additional paid-in capital	1,155,131	1,166,457
Accumulated other comprehensive loss	(316,737)	(367,643)
Retained earnings	1,910,684	2,006,064
Total Stericycle, Inc.'s Equity	2,749,938	2,805,737
Noncontrolling interests	10,878	10,649
Total Equity	2,760,816	2,816,386
Total Liabilities and Equity	$7,037,497	$6,980,061

STERICYCLE, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) INCOME

In thousands, except share and per share data
	Three Months Ended June 30,				Six Months Ended June 30,
	2017		2016		2017		2016
	$	% of Revenues	$	% of Revenues	$	% of Revenues	$	% of Revenues
Revenues	$917,733	100.0%	$891,621	100.0%	$1,810,132	100.0%	$1,765,802	100.0%
Cost of revenues ("COR") exclusive of depreciation	513,277	55.9%	488,950	54.8%	1,014,107	56.0%	972,701	55.1%
Depreciation	22,704	2.5%	25,030	2.8%	45,611	2.5%	48,880	2.8%
Total cost of revenues	535,981	58.4%	513,980	57.6%	1,059,718	58.5%	1,021,581	57.9%

Gross Profit, as Reported	381,752	41.6%	377,641	42.4%	750,414	41.5%	744,221	42.1%
Gross Profit, as Adjusted	381,752	41.6%	378,158	42.4%	750,414	41.5%	744,974	42.2%

Selling, general and administrative expenses ("SG&A") exclusive of depreciation	567,631	61.9%	271,252	30.4%	815,561	45.1%	490,619	27.8%
Depreciation	6,475	0.7%	6,681	0.7%	12,658	0.7%	12,971	0.7%
Total SG&A expense, as Reported	574,106	62.6%	277,933	31.2%	828,219	45.8%	503,590	28.5%
Total SG&A expense, as Adjusted	198,652	21.6%	186,055	20.9%	396,944	21.9%	372,519	21.1%

(Loss) Income from Operations, as Reported	(192,354)	(21.0%)	99,708	11.2%	(77,805)	(4.3%)	240,631	13.6%
Income from Operations, as Adjusted Exclusive of Adjusting Items Shown Below	183,100	20.0%	192,103	21.5%	353,470	19.5%	372,455	21.1%

Adjusting Items:
Plant conversion and other related expenses (COR)	-	–	517	0.1%	-	–	753	0.0%
Intangible amortization expense (SG&A)	29,481	3.2%	50,909	5.7%	58,570	3.2%	69,183	3.9%
Acquisition and integration expenses (SG&A)	23,738	2.6%	25,185	2.8%	43,558	2.4%	47,443	2.7%
Litigation and professional services expenses (SG&A)	304,430	33.2%	2,664	0.3%	308,050	17.0%	3,964	0.2%
Restructuring, plant conversion and other related expenses, and contract exit expenses (SG&A)	5,067	0.6%	13,120	1.5%	7,519	0.4%	13,125	0.7%
Asset impairment charges and loss on disposal of assets held for sale (SG&A)	12,738	1.4%	-	–	13,177	0.7%	-	–
Change in fair value of contingent consideration (SG&A)	-	–	-	–	401	0.0%	(2,644)	(0.1%)
Total Adjustments	375,454	40.9%	92,395	10.4%	431,275	23.8%	131,824	7.5%

Other Expense:
Interest expense, net	(23,744)	(2.6%)	(24,358)	(2.7%)	(47,044)	(2.6%)	(48,399)	(2.7%)
Other expense, net	(1,607)	(0.2%)	(2,118)	(0.2%)	(3,151)	(0.2%)	(3,369)	(0.2%)
Total Other Expense	(25,351)	(2.8%)	(26,476)	(3.0%)	(50,195)	(2.8%)	(51,768)	(2.9%)

(Loss) Income Before Income Taxes	(217,705)	(23.7%)	73,232	8.2%	(128,000)	(7.1%)	188,863	10.7%

Income tax (benefit) expense	(73,513)	(8.0%)	27,002	3.0%	(42,365)	(2.3%)	65,038	3.7%

Net (Loss) Income	(144,192)	(15.7%)	46,230	5.2%	(85,635)	(4.7%)	123,825	7.0%

Less: net (loss) income attributable to noncontrolling interests	(150)	(0.0%)	196	0.0%	218	0.0%	1,005	0.1%

Net (Loss) Income Attributable to Stericycle, Inc.	$(144,042)	(15.7%)	$46,034	5.2%	$(85,853)	(4.7%)	$122,820	7.0%

Less: mandatory convertible preferred stock dividend	9,185	1.0%	10,021	1.1%	18,549	1.0%	20,127	1.1%
Less: gain on repurchase of preferred stock	(4,459)	(0.5%)	(1,280)	(0.1%)	(9,022)	(0.5%)	(1,280)	(0.1%)

Net (Loss) Income Attributable to Stericycle, Inc. Common Shareholders	$(148,768)	(16.2%)	$37,293	4.2%	$(95,380)	(5.3%)	$103,973	5.9%

(Loss) Earnings Per Share - Diluted	$(1.74)		$0.43		$(1.12)		$1.21

Weighted Average Number of Common Shares Outstanding - Diluted	85,271,699		85,760,686		85,246,105		85,798,892

STERICYCLE, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

In thousands
	Six Months Ended June 30,
	2017	2016
Operating Activities:
Net (loss) income	$(85,635)	$123,825
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Stock-based compensation expense	11,880	11,557
Depreciation	58,269	61,851
Intangible amortization	58,570	69,183
Deferred income taxes	(137,935)	4,515
Other, net	13,679	(634)
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
Accounts receivable	5,176	(12,888)
Accounts payable	(4,538)	(1,496)
Accrued liabilities	333,827	(13,303)
Other assets and liabilities	(16,215)	2,830
Net Cash Provided by Operating Activities	237,078	245,440

Investing Activities:
Payments for acquisitions, net of cash acquired	(21,159)	(42,097)
Capital expenditures	(63,092)	(67,133)
Proceeds from sale of property and equipment	409	1,355
Other	-	7
Net Cash Used in Investing Activities	(83,842)	(107,868)

Financing Activities:
Repayments of long-term debt and other obligations	(33,344)	(31,789)
Proceeds from foreign bank debt	1,907	27,619
Repayments of foreign bank debt	(10,992)	(36,953)
Repayments of term loan	(50,000)	(250,000)
Proceeds from senior credit facility	899,029	902,817
Repayments of senior credit facility	(924,968)	(715,653)
Payments of capital lease obligations	(1,779)	(2,605)
Payments for repurchase of mandatory convertible preferred stock	(22,135)	(5,025)
Payments for repurchase of common stock	-	(40,814)
Proceeds from issuances of common stock	4,415	30,308
Dividends paid on mandatory convertible preferred stock	(18,549)	(20,127)
Payments to noncontrolling interests	(708)	(6,961)
Net Cash Used in Financing Activities	(157,124)	(149,183)
Effect of exchange rate changes on cash and cash equivalents	3,890	297
Net change in cash and cash equivalents	2	(11,314)
Cash and cash equivalents at beginning of period	44,189	55,634

Cash and Cash Equivalents at End of Period	$44,191	$44,320

Non-Cash Activities:
Net issuances of obligations for acquisitions	$15,164	$23,069